Exhibit 21.1

SUBSIDIARIES OF CONTINENTAL RESOURCES GROUP, INC.

The following is a list of majority-owned subsidiaries of Continental Resources Group, Inc. as of December 31, 2011:

Subsidiary	Jurisdiction of Organization
Pershing Gold Corporation	Nevada